Exhibit 4.91

Hutchison Telecom (BVI) Limited

(a company incorporated in the British Virgin Islands)

Hutchison Whampoa Limited

(a company incorporated in Hong Kong)

SUPPLEMENTAL

ETH PASS THROUGH AGREEMENT

This Agreement is made with effect on 30 December 2004 between

(1)	HUTCHISON TELECOM (BVI) LIMITED, a company incorporated in the British Virgin Islands (“Transferee”); and

(2)	HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong (“HWL”).

Background

(A)	The Transferor, the Transferee and HWL are parties to the Original Agreement.

(B)	Pursuant to its obligations under the Original Agreement, the Transferee has procured the provision by HWL of the Guarantee.

(C)	The Transferee has agreed to indemnify HWL against any loss it may incur as a result of it being obliged to make any payment under the Guarantee.

(D)	As consideration for the Transferee agreeing to indemnify HWL against losses incurred under the Guarantee, HWL has agreed to pass on to the Transferee the benefit of the Subrogation Agreement Rights subject to the terms and conditions of this Agreement.

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, the words and expressions set out below shall, unless the context otherwise requires, have the meanings attributed to them below:

“Agreement” means this supplemental agreement, as the same may be amended from time to time.

“CCRB” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Hong Kong Branch.

“Confidential Information” has the meaning set out in Clause 7.1.

“Effective Date” has the meaning set out in Clause 2.1.

“ETH” means Essar Teleholdings Limited.

“Facility Agreement” means the US$260,000,000 standby letter of credit facility agreement dated 27 December 2004 between CCRB and ETH as may be amended or supplemented from time to time.

“Guarantee” means the guarantee dated 30 December 2004 issued by HWL in favour of CCRB in relation to the Facility Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“New York Stock Exchange” means New York Stock Exchange, Inc.

“Original Agreement” means the ETH Pass Through Agreement between the parties and HTI (1993) Holdings Limited dated 24th September 2004.

“SEC” means the US Securities and Exchange Commission.

“SFC” means the Securities and Futures Commission in Hong Kong.

“Shareholder Approval” means the approval of the independent shareholders of HTIL as referred to in Chapter 14A of the Listing Rules.

“Stock Exchange of Hong Kong” means The Stock Exchange of Hong Kong Limited.

“Subrogation Agreement” means the subrogation agreement dated 27 December 2004 between ETH, Vilsat Investments Private Limited, Standard Chartered Investments and Loans (India) Limited, Rabo India Finance Private Limited, Standard Chartered Investments and Loans (India) Limited (as Facility and Security Agent), CCRB and HWL, as may be amended from time to time.

“Subrogation Agreement Rights” means the rights of HWL against ETH and Vilsat Investments Private Limited under the Subrogation Agreement.

“Termsheet”“ means the termsheet dated 5 July 2003 between the Transferor, ETH and Usha Martin Telematics Limited.

“Transferor” means HTI (1993) Holding, formerly named Hutchison Telecommunications International Limited, a company incorporated in the British Virgin Islands.

1.2	Construction

1.2.1 Any reference in this Agreement to:

(i)	a “Clause” or a “Schedule” is a reference to a Clause or Schedule of this Agreement.

(ii)	“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case wherever made (and “lawful” shall be construed accordingly).

(iii)	a “person” includes any person, firm, company, corporation, government state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.2.2 Clause headings are for ease of reference only.

2	EFFECTIVE DATE

2.1	This Agreement shall be effective from 30 December 2004 (the “Effective Date”).

3	FORM OF DOCUMENTS

3.1	HWL represents to the Transferee that the copy of the Subrogation Agreement and the Guarantee provided by HWL to the Transferee on or before the date of this Agreement are, as at the date of this Agreement, true and up to date copies of the Subrogation Agreement and the Guarantee executed by HWL.

3.2	HWL covenants in favour of the Transferee that it shall notify the Transferee in writing prior to agreeing to any amendment to (including, without limitation, any waiver or forbearance of) the Subrogation Agreement or the Guarantee.

4	INDEMNITIES IN RELATION TO GUARANTEE

4.1	For valuable consideration, the sufficiency of which the Transferee hereby acknowledges, the Transferee unconditionally and irrevocably agrees to indemnify HWL against any and all payments, actions, claims, demands, suits, proceedings, losses, liabilities, damages, penalties, costs, charges and expenses of whatever nature which may result or which it may sustain, suffer or incur in connection with or arising in any way whatsoever out of its acting as guarantor under the Guarantee, and to pay to HWL forthwith on demand all moneys and liabilities whatsoever which may from time to time be claimed or demanded from HWL or which it shall pay or become liable to pay or sustain, suffer or incur under or by reason of or in connection with the Guarantee.

4.2	HWL is hereby further irrevocably authorised and empowered to pay immediately any amounts demanded from HWL or which HWL from time to time becomes liable to pay under or by reason of or in connection with the Guarantee without any reference to or further authority from the Transferee. Any request or demand received by HWL in connection with the Guarantee shall constitute conclusive evidence as between the Transferee and HWL that HWL’s liability under the Guarantee has accrued and shall constitute conclusive authority by the Transferee to HWL for making any payment requested or demanded. The Transferee shall be bound and liable to HWL therefore and HWL shall be at liberty to make such payment without being under any duty to enquire whether any request or demand on HWL has been properly made, irrespective of notice or knowledge of dispute or denial of the validity of any such request or demand, and the Transferee shall not be entitled to deny or challenge HWL’s authority in the making of such payment nor to set up any defence of any nature whatsoever.

5	PASS THROUGH OF SUBROGATION AGREEMENT RIGHTS

Provided the Transferee has indemnified HWL and paid to HWL all amounts demanded by HWL in each case under Clause 4 above and HWL is reasonably satisfied that HWL has no further liabilities (actual or contingent) in connection with the Guarantee, HWL agrees that it shall:

5.1	insofar as it may lawfully do so and provided it is reasonable and practicable to do so, act under the direction of the Transferee in all matters relating to the Subrogation Agreement;

5.2	co-operate in any reasonable arrangements proposed by the Transferee designed to enable the Transferee to enjoy the benefit of the Subrogation Agreement Rights, including enforcement, at the cost of and for the account of the Transferee, of all rights of HWL against the other parties to the Subrogation Agreement; HWL may require the receipt of security reasonably satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any steps with respect to such arrangements proposed by the Transferee before it takes that action; and

5.3	hold the Subrogation Agreement Rights on trust for the Transferee absolutely and shall account to the Transferee for any sums or other benefits received by HWL in relation to the Subrogation Agreement as soon as practicable upon identification that such sums or benefits are due to the Transferee.

6	FURTHER INDEMNITIES

6.1	HWL agrees to indemnify the Transferee for any loss, cost or expense incurred by the Transferee as a result of a breach by HWL of its obligations under this Agreement, except to the extent that the Transferee incurs such loss, cost or expense as a result of its gross negligence or wilful misconduct.

6.2	The Transferee agrees to indemnify HWL for any loss, cost or expense incurred by HWL in the performance of its obligations under this Agreement, except to the extent that HWL incurs such loss, cost or expense as a result of a breach by HWL of its obligations under this Agreement or HWL’s gross negligence or wilful misconduct.

7	CONFIDENTIALITY

7.1	Each party undertakes that it shall not reveal, and shall cause its directors, senior executives, employees and agents not to reveal, to any third party any information concerning the transactions contemplated hereunder and/or the contents hereof (collectively, “Confidential Information”) without the prior written approval of the other party hereto.

7.2	Nothing in this Clause shall prevent a party hereto from using or disclosing any Confidential Information which (a) is already known by such party at the time it is disclosed to it; (b) has been rightfully received by such party from a third party without a breach of an obligation of confidentiality; (c) is in the public domain through no wrongful act of such party; (d) is independently developed by such party without use, directly or indirectly, of the Confidential Information; or (e) subject to Clauses 7.3 to 7.5 below, is required to be disclosed by applicable law, regulation or legal process or by judicial order.

7.3	Notwithstanding anything contained in this Agreement, each party acknowledges and agrees that the other party may be required by law or any competent regulatory body (including but without limitation the Stock Exchange of Hong Kong, the SFC, the New York Stock Exchange and the SEC) to issue time sensitive and urgent announcements relating to this Agreement or matters contemplated under this Agreement. Each party may, if and when the time frame prescribed by the relevant competent regulatory body does not reasonably and practically allow the seeking of consent of the other party, issue such time sensitive and urgent announcements without the consent of the other party but shall procure to be provided to the other party drafts of such time sensitive and/or urgent announcements, and shall consider in good faith any comments provided to it by the other party to the extent reasonably practicable within the time frame stipulated by the relevant competent regulatory body.

7.4	Subject to Clause 7.3 above, each party acknowledges and agrees that the other party may make announcements (save and except those referred to in Clause 7.3) and/or press releases relating to this Agreement or matters contemplated under this Agreement on or after the date of this Agreement, provided that the contents of such announcement or press release are agreed and approved prior to its issuance by the other party (which approval shall not be unreasonably withheld or delayed and shall be given as soon as practicable). Each party shall procure to be provided to the other party each draft of such relevant announcement or press release and if the other party does not revert to the first party within a reasonable period of time from the receipt of the aforesaid announcement or press release, such party shall be deemed to have approved the contents of the said announcement or press release for the above purpose.

7.5	For the avoidance of doubt and notwithstanding anything contained herein, any circular required to be issued and dispatched by a party to this Agreement by law or any competent regulatory body (including but without limitation the Stock Exchange of Hong Kong, the SFC, the New York Stock Exchange and the SEC) to the extent it relates to the involvement of the other party under this Agreement are subject to the other party’s prior approval, such approval shall not be unreasonably withheld or delayed and shall be given as soon as practicable.

8	COSTS AND EXPENSES

Each party shall bear its own costs and expenses in connection with its entry into this Agreement.

9	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11	ENTIRE AGREEMENT

11.1	This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter of it.

11.2	Neither of the parties has relied on or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not set out in this Agreement.

12	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

13	NOTICES

13.1	Delivery: Any notice or other communication required to be given by one party to another party under this Agreement shall be in writing and shall be deemed to have been delivered if sent to the recipient at the address or fax number specified in the signature pages of this Agreement, marked for the attention of the person(s) specified or such other address or fax number or such other person(s) as may be notified to the other parties to this Agreement in writing by the recipient.

13.2	Deemed Delivery: Any notice or demand sent by post as provided in this Clause shall be deemed to have been given, made or served three (3) days (in the case of inland post) or seven (7) business days (in the case of overseas post) after despatch, any notice sent by courier as provided in this Clause shall be deemed to have been given, made or served at the time of delivery and any notice sent by fax as provided in this Clause shall be deemed to have been given, made or served 24 hours after despatch and receipt of confirmation of error-free transmission (if such fax is received during business hours and, if not, on the next business day in the place of receipt).

13.3	Language: Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

14	GOVERNING LAW & JURISDICTION

14.1	Governing Law: This Agreement shall be construed and interpreted in accordance with the laws of Hong Kong.

14.2	Jurisdiction: Each party to this Agreement irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement (“Proceedings”) and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

14.3	Waiver of Objection: Each party to this Agreement irrevocably waives any objection to the courts of Hong Kong being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement.

14.4	Service of Process:

14.4.1	Each party irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by post to it in accordance with Clause 13 (Notices). Such service shall become effective 30 days after mailing.

14.4.2	Nothing shall affect the right to serve process in any other manner permitted by law.

In witness whereof the parties or their authorised representatives have set their hands the day and year first above written.

HUTCHISON TELECOM (BVI) LIMITED	}
By:
Address:	18/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong
Fax No:	+852 2827 1391
Attention:	Company Secretary

HUTCHISON WHAMPOA LIMITED	}
By:
Address:	22/F, Hutchison House, 10 Harcourt Road, Hong Kong
Fax No:	+852 2128 1778
Attention:	Company Secretary